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EXHIBIT 3.4

        CERTIFICATE OF AMENDMENT OF ARTICLE OF INCORPORATION
                   No. (After Issuance of Stock)

                      EXPEDIACOM GLOBAL INC.

     We the undersigned, Robert Wilder, President and Gary W. Evans, Secretary, of EXPEDIACOM GLOBAL INC. do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened and held on the 16th day of November, 1998, adopted resolutions to amend the Articles of Incorporation as follows:

     Paragraph 1 is hereby amended to read as follows;

          1.  The name of the Corporation is

                        COI Solutions, Inc.

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 8,020,125; that the said amendment has been consented to and approved by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                              /s/ Robert Wilder
                              Robert Wilder, President

                              /s/ Gary W. Evans
                              Gary W. Evans, Secretary

COUNTRY OF CANADA   )
Province of Ontario )

     On the 18th day of November, 1998, personally appeared before me, a Notary Public, Robert Wilder, President and Gary W. Evans,
Secretary, who acknowledged that they executed the above instrument.

                              /s/ Pamela Jay Bond
                              Notary Public, residing in the
                              Province of Ontario at
                              30 Norway Avenue

My Commission Expires:
N/A